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                                                                  Exhibit (d)(3)

                             U.S. Laboratories Inc.
                              14175 Biscayne Place
                            Poway, California 92064

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                                 March 17, 2002

PERSONAL AND CONFIDENTIAL

Bureau Veritas S.A.
92077 Paris La Defense Cedex
France

Attention: Mr. Frank Piedelievre, Chief Executive Officer

       Re: Confidentiality and Standstill Agreement

Gentlemen:

     You have expressed an interest in considering a possible acquisition (the "Acquisition") of U.S. Laboratories Inc. (the "Company"). In connection with your consideration of the Acquisition, the Company is furnishing you or your directors, officers, employees, advisors, agents, lenders and others associated with you (collectively, "Representatives") with certain information relating to the Company which is either non-public, confidential or proprietary in nature. This information, whether oral or written, together with analyses, compilations, excerpts, forecasts, summaries, studies or other documents and writings prepared by you or your Representatives which contain or otherwise reflect such information or your review of the Company, is hereinafter referred to as the "Confidential Information."

     The term "Confidential Information" shall not include those portions of the Confidential Information that you can demonstrate (i) are or become generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) become available to you on a nonconfidential basis from a source (other than the Company) which is not to your knowledge prohibited from disclosing such Confidential Information to you by a legal, contractual or fiduciary obligation to the Company, or (iii) were in your possession prior to being furnished to you or your Representatives by the Company.

     In consideration of the Confidential Information being provided to you, you agree as follows:

1. Maintenance of Confidentiality; Representatives' Obligations. For a period of two (2) years from the date of this Agreement, the Confidential Information will be kept confidential and will not, without the Company's prior written consent, be disclosed by

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Bureau Veritas S.A. - March 17, 2002 - Page 2

     you or by your Representatives in any manner whatsoever, in whole or in part, and shall not be used by you or your Representatives except for the sole purpose of developing, proposing, negotiating and consummating an Acquisition pursuant to this Agreement. Moreover, you agree to reveal the Confidential Information only to your Representatives who need to know the Confidential Information for the purpose of evaluating such an Acquisition, who are informed by you in writing of the confidential nature of the Confidential Information and who agree to act in accordance with the terms and conditions of this Agreement.

2. Non-Disclosure of Potential Acquisition. For a period of two (2) years after the date of this Agreement, without the Company's prior written consent, you and your Representatives will not (i) disclose to any person the fact that the Confidential Information has been made available, that discussions or negotiations are taking place or have taken place concerning a possible Acquisition involving you and the Company, or any of the terms, conditions or other facts with respect to a possible Acquisition, including, but not limited to, the status thereof or (ii) make any contact of any nature in connection with the possible Acquisition with any officer, employee, supplier, customer, bank or other lender of or to the Company, except for contacts with Dickerson Wright or as otherwise approved in advance and coordinated by Dickerson Wright. The term "person" as used in this Agreement shall be broadly interpreted and shall include, without limitation, any individual or any corporation, company, group, partnership or other entity. Likewise, the Company will not (except as otherwise required by state or federal securities laws or judicial orders) disclose to any person (other than employees of the Company with a need to know the information and to the Company's financial, legal and accounting advisors) the fact that Confidential Information has been made available to you or your Representatives, that discussions or negotiations are taking place or have taken place concerning a possible Acquisition involving you and the Company, or any of the terms, conditions or other facts with respect to a possible Acquisition, including, but not limited to, the status thereof.

3. Return of Confidential Information. You and your Representatives will return to the Company immediately upon its request all copies of the Confidential Information, including, without limitation, that portion of the Confidential Information consisting of analyses, compilations, excerpts, forecasts, summaries, studies or other documents and writings prepared by you or your Representatives. At your election , the Confidential Information that is required to be returned to the Company can be destroyed and such destruction shall be certified in writing to the Company by an authorized representative of the party in possession. The return and/or destruction of such Confidential Information as provided above shall not relieve you and your Representatives of other obligations under this Agreement.

4. No Representations or Warranties. You acknowledge that the Company makes no express or implied representation or warranty as to the accuracy or completeness of the Confidential Information, and that the Company shall not have any liability resulting from the use of the Confidential Information, errors therein or omissions therefrom. You agree for yourself and on behalf of your Representatives that you and your

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Bureau Veritas S.A. - March 17, 2002 - Page 3

     Representatives shall be entitled to rely solely on the representations and warranties, if any, made to you by the Company in any agreement regarding an Acquisition.

5. Notification to Company of Mandatory Disclosure. If you or any of your Representatives are requested or required by oral questions (that a court orders to be answered), interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose any part of the Confidential Information, you or your Representatives, as the case may be, will (i) promptly notify the Company of each such request or requirement and the documents requested thereby, so that the Company may seek an appropriate protective order or other remedy and/or waive compliance by you or your Representatives, as the case may be, with the provisions of this Agreement, and (ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement. If in the absence of such a protective order or receipt of such a waiver, you or your Representative is nonetheless in the written opinion of your outside counsel (a copy of which shall be furnished in advance to the Company) compelled to disclose, by mandatorily applicable law, any part of the Confidential Information, you may disclose such Confidential Information without liability under this Agreement, except that in that event, if the circumstances so permit, you shall give the Company written notice of the Confidential Information to be so disclosed as far in advance of its disclosure as is lawful and practicable, and you shall cooperate with the Company in its efforts to obtain an order or other reliable assurances that confidential treatment will be accorded to the portion of the Confidential Information so required to be disclosed.

6. Non-solicitation of Company Employees. Without the Company's prior written consent, you and your Representatives will not for a period of two years from the date of this Agreement directly or indirectly solicit for employment or, within one year after the date hereof, employ any person who is now employed as an officer of the Company or any of its divisions; provided, however, that nothing in this paragraph shall prohibit you from
     (i) conducting general solicitations for employment and from hiring any individual who responds to any general solicitation for employment or (ii) hiring any individual who initiates contact with you independently of any solicitation by you.

7. Acquisition Subject to Definitive Agreement. No contract or agreement providing for an Acquisition shall be deemed to exist between you and the Company unless and until a definitive agreement has been executed and delivered, and you hereby waive for yourself and on behalf of your Representatives, in advance, any claims (including without limitation, breach of contract) in connection with any such Acquisition until you shall have entered into a definitive agreement. Unless and until a definitive agreement between you and the Company with respect to such an Acquisition has been executed and delivered, the Company shall not have any legal obligation of any kind whatsoever to your or your Representatives with respect to any such Acquisition by virtue of this Agreement or any other written or oral expression with respect to such Acquisition except, in the case of this Agreement, for the matters specifically agreed to in this Agreement. For purposes of this paragraph and of Paragraph 4, the term "definitive agreement" does not include an executed letter of intent or any other preliminary written

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Bureau Veritas S.A. - March 17, 2002 - Page 4

     agreement, nor does it include any written or oral acceptance of an offer or proposal on the Company's part.

8. Company's Right to Terminate Access. The Company may terminate access for you or your Representatives to the Confidential Information at any time. You and your Representatives may freely terminate considering the Acquisition or evaluating the Confidential Information at any time for any reason whatsoever without incurring any liability to the Company, its directors, officers, employees or advisors.

9. Standstill Agreement. Without the Company's prior written consent, you will not (and you will ensure that your Affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) will not for a period of two years from the date of this Agreement (i) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company, or any direct or indirect rights or options to acquire any such securities or any securities convertible into such securities (collectively, "Securities"); (ii) seek or propose, alone or in concert with others, to control or influence in any manner the management, the Board of Directors or the policies of the Company; (iii) make any proposal or any statement regarding any proposal, whether written or oral, to the Board of Directors of the Company or any director or officer of the Company, or otherwise make any public announcement or proposal whatsoever, with respect to any transaction or proposed transaction between the Company or any of its security holders and you or any of your Affiliates, including, without limitation, any Acquisition, tender or exchange offer, merger, sale of assets or securities, or other business combination, unless (a) the Company's Board of Directors or its designated Representatives shall have requested in advance the submission of such proposal, (b) such proposal is directed to the Company's Board of Directors or its designated Representatives, and (c) any public announcement with respect to such proposal is approved in advance by the Company's Board of Directors; (iv) make a request in any form, other than a confidential request directed to the Company in accordance with Paragraph 2(ii) above, that the prohibitions of this Paragraph 9 be waived or that the Company take any action which would permit you to take any of the actions described in this Paragraph 9; or (v) enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing.

     If at any time during such period you are approached by any person concerning your or their participation in a transaction or proposed transaction involving the Company's assets or businesses or Securities, you will promptly inform the Company of the nature of such contact and the parties thereto.

10. Waiver. No failure or delay by the Company or by you or your Representatives in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

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Bureau Veritas S.A. - March 17, 2002 - Page 5

11. Specific Performance. If any of the provisions of this Agreement are not performed by you or your Representatives in accordance with their respective terms or were otherwise breached, money damages would not be a sufficient remedy for any breach of this Agreement and the business and assets of the Company would be irreparably harmed. Accordingly, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Further, for yourself and on behalf of your Representatives, you hereby waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for the breach of this Agreement, but shall be in addition to all of the remedies available to the Company, at law or in equity.

12. Consent to Jurisdiction; Service of Process; Venue. For yourself and on behalf of your Representatives, you hereby irrevocably and unconditionally
     (i) consent to the submission to the exclusive jurisdiction of the courts of the State of California and of the United States of America located in the State of California for any actions, suits or proceedings arising out of or relating to this Agreement, (ii) agree not to commence any action, suit or proceeding relating thereto except in such courts and in accordance with the provisions of this Agreement, (iii) agree that service of any process, summons, notice or document by U.S. registered mail or as otherwise provided in this Agreement shall be effective service of process for any action, suit or proceeding brought against you or your Representatives, as the case may be, in any such court, (iv) waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, in the courts of the State of California or the United States of America located in the State of California, and (v) agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to the principles of conflict of laws thereof.

14. Entire Agreement. This Agreement contains the entire understanding between the parties with respect to the matters contemplated by this Agreement and supersedes all prior written or oral communications, negotiations, understandings or agreements of any kind with respect to such matters.

15. Amendments. No amendment or modification of this Agreement shall be effective unless made or agreed to in writing by an executive officer of the Company.

16. Parties in Interest. This Agreement shall be binding on the parties and their respective Representatives and their respective successors and assigns and shall inure to the benefit of the parties and their respective successors and assigns.

17. Counterparts. This Agreement may be executed in counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

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18.  Headings. Paragraph headings in the Agreement are for convenience only and shall not be deemed to be part of this Agreement.

                                                Very truly yours,

                                                U.S. LABORATORIES INC.



                                                By: /s/ DICKERSON WRIGHT
                                                   -----------------------------
                                                   Dickerson Wright
                                                   Chief Executive Officer



Confirmed and Agreed to:

BUREAU VERITAS S.A.



By: /s/ FRANK PIEDELIEVRE
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Title: President and Chief Executive Officer
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Date:  March 20, 2002
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